Exhibit 10.7

REPUBLIC EXPLORATION LLC

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

AGREEMENT dated as of April 1, 2008 among (1) SAM Group (Delaware) Incorporated, a Delaware Corporation (“SAM”), with offices at 14100 Southwest Freeway, Suite 600, Sugar Land, Texas 77478, Fax (281) 275-7550, (2) Juneau Exploration , L.P., a Texas limited partnership (“Juneau”), with offices at 3700 Buffalo Speedway, Suite 925, Houston, Texas, 77098, Fax: (713) 524-8197, (3) REX Offshore Corporation, a Delaware corporation (“REX”), with offices at 3700 Buffalo Speedway, Suite 960, Houston, Texas 77098, Fax (713) 960-1065, and (4) CGM II, LP, a Texas limited partnership (“CGM II”), with offices at 3050 Post Oak Boulevard, Suite 850, Houston, Texas 77056, Fax: (713) 554-1333 (“Agreement”).

WITNESSETH:

WHEREAS, Juneau caused Republic Exploration LLC (the “Company”) to be formed under the Limited Liability Company Act of the State of Delaware (the “Act”, which term will include any future amendments thereto), a copy of the certificate of formation (the “Certificate”) being attached hereto as EXHIBIT A;

WHEREAS, SAM, Juneau, CGM II and REX wish to, among other things, amend and restate the Limited Liability Company Agreement of the Company, as amended to the date hereof, on the terms hereinafter set forth;

NOW, THEREFORE, SAM, Juneau, CGM II and REX agree as follows.

1. Limited Liability Company Agreement. This Agreement is a limited liability company agreement under and as provided in the Act.

2. Members. Concurrently with the execution of this Agreement, SAM, Juneau, CGM II and REX will become and be the members of the Company. SAM, Juneau, CGM II and REX and any other individual, corporation or other entity that becomes a member of the Company in accordance with the terms of this Agreement are collectively called “Members”; and any one of them is called a “Member”. The neuter pronoun will refer to a Member regardless of the Member’s gender.

3. Duration of the Company. The Company will have perpetual existence.

4. Business of the Company. The business of the Company will be the identification, recovery and exploitation of hydrocarbon deposits.

5. Contributions by the Members.

(a) SAM. An affiliate of SAM, Fairfield Industries Incorporated (“Fairfield”) grants the Company, without charge, a non-exclusive, non-transferable license on the terms hereinafter set forth to the seismic data identified in EXHIBIT 5(a)-1 hereto and to any reprocessed data that Fairfield makes available to the Company as hereinafter provided (the “Data”, which term will also include any result or product derived from any processing, interpretation or other use of the Data by the Company). The Company may use the Data solely to identify, recover and exploit hydrocarbon prospects for itself. Neither the Company nor any of the Members may (i) use any of the Data for any other purpose, or (ii) except as hereinafter provided, disclose any of the Data or make any of the Data available to anyone else (including, without limitation, any parent, subsidiary or affiliated entity); but these restrictions will not preclude Fairfield from licensing to others Data it has licensed to the Company.

SAM’s capital account will not be credited to any extent for the grant of this license to the Company.

FAIRFIELD MAKES NO REPRESENTATION OR WARRANTY OF ANY KIND OR DESCRIPTION, EXPRESS OR IMPLIED, WITH RESPECT TO THE DATA EXCEPT THAT IT MAY LICENSE IT TO THE COMPANY PURSUANT TO THIS AGREEMENT WITHOUT THE CONSENT OR APPROVAL OF ANY THIRD PARTY AND WITHOUT VIOLATING ANY RIGHT OF ANY THIRD PARTY. ANY USE WHICH THE COMPANY MAKES OF THE DATA AND ANY ACTION WHICH THE COMPANY TAKES BASED ON THE DATA WILL BE AT THE COMPANY’S SOLE RISK, EXPENSE AND LIABILITY, AND THE COMPANY WILL NOT HAVE ANY CLAIM AGAINST FAIRFIELD BY REASON OF ANY SUCH USE OR ACTION.

Juneau, CGM II, REX and the Company acknowledge that Fairfield’s business is the licensing and other exploitation of the very Data licensed to the Company under this Agreement and that the protection of the Data as provided in this Agreement is essential to Fairfield.

The Company’s right to use the Data will expire on the earlier of the twenty-fifth anniversary of the date of this Agreement or the dissolution and winding up of the Company. On expiration of its license to the Data, the Company will destroy all of the Data or return all of the Data to Fairfield.

If the Company wishes to disclose any of the Data to a prospective partner or joint venturer in a prospect or to a prospective purchaser or lender, the Company may do so in accordance with the procedures set forth in EXHIBIT 5(a)-2 hereto or under other arrangements approved by Fairfield in writing. EXHIBIT 5(a)-2 also contains other provisions with respect to disclosure of the Data and additional obligations of the Company, all of which the Company and the Members acknowledge.

Within ten (10) days after the date of this Agreement, Fairfield will deliver to the Company the Data identified in EXHIBIT 5(a)-1.

If Fairfield reprocesses any of the\Data other than under a processing contract with a third party, Fairfield will make that reprocessed Data available to the Company under the terms of the license set forth in this Agreement.

(b) Juneau. Juneau will provide its know-how and expertise in oil and gas exploration and development to the Company. Juneau’s capital account will not be credited to any extent for its know-how and expertise.

(c) Following the execution of this Agreement, the Company will own the leases and assets listed on EXHIBIT 5(c) hereto and each Member’s capital account will be credited in the amounts set forth on EXHIBIT 5(c).

(d) The Company will not pay interest on capital contributions.

(e) Each of the Members confirms to the Company and to the other Members that it and/or its principal equity owner are experienced in the oil and gas industry and that it is fully aware of the risks involved in the venture set forth in this Agreement.

6. Management of the Company.

(a) Juneau will manage the business and affairs of the Company, and, except as hereinafter provided, Juneau will make all decisions with respect to the business, affairs and operations of the Company.

(b) As part of its management responsibilities, Juneau will, for and on behalf of the Company, analyze, process, interpret and use the Data to identify hydrocarbon prospects in which the Company should acquire an interest, and, except as hereinafter provided, Juneau will make all decisions with respect to the acquisition of an interest, the development of the prospect, and the exploitation of the production from the prospect.

Juneau will cause its employees and others who work on the Data to use the Data only for the business of the Company and not to disclose any of the Data to anyone.

(c) Before the Company acquires an interest in any prospect, Juneau will advise the other Members of (i) the prospect and its potential and risks, (ii) the terms and other details of the interest to be acquired including whether that interest will be acquired alone or in conjunction with one or more other parties, (iii) the manner in which the Company will develop the prospect, (iv) the estimated cost to the Company to acquire the interest and develop the prospect, and (v) any other information about the prospect that a Member requests.

Notwithstanding the foregoing paragraph, if, under Section 6(d)(i) below, Juneau may cause the Company to acquire an interest in a prospect without the approval of the other Members, and if Juneau determines that the Company may lose a worthwhile opportunity if Juneau must report about the prospect to the other Members before the acquisition is made, then Juneau may cause the Company to acquire the interest before making the report; and if Juneau does so, then Juneau will, promptly thereafter, advise the other Members of the information required under the foregoing paragraph.

(d) Juneau may, without the approval of the other Members, cause the Company to do any of the following and to enter into agreements to accomplish the same:

(i) acquire an interest in a prospect, either alone or in conjunction with one or more other parties, and make all arrangements with respect to that interest and prospect provided Juneau’s estimated cost for the Company to acquire the interest and develop the prospect does not exceed Two Million Dollars ($2,000,000.00);

(ii) borrow up to and including Ten Million Dollars ($10,000,000.00) in connection with any prospect in which the Company has acquired an interest and grant a security interest in the Company’s interest in that prospect to secure the Company’s obligations in respect of that borrowing;

(iii) sell, lease or otherwise dispose of any asset of the Company which has a reasonable value not exceeding One Million Dollars ($1,000,000.00);

(iv) settle any claim for an amount not exceeding one Hundred Thousand Dollars ($100,000.00);

(v) apart from the costs to acquire an interest and develop a prospect, budget and incur expenses for the operation of the Company not in excess of One Million Dollars ($1,000,000.00) per fiscal year of the Company (pro rata thereof for the fiscal year ending December 31, 2008).

In making its estimate of the cost to the Company to acquire an interest and develop a prospect, Juneau may take into account investments by participants to the extent that Juneau reasonably and in good faith determines that it can obtain participations by others in the prospect.

The amounts set forth in items (i) through (v) above may be reduced according to the determination of Members owning at least two-thirds (2/3) of the profits of the Company.

(e) Approval by Members owning at least two-thirds (2/3) of the profits of the Company will be required (i) for any matter described in Section 6(d) above for which Juneau does not have sole authority, (ii) for the Company to enter into any agreement other than for the express purposes in the express situations described in Section 6(d) above, (iii) for the Company to lend money or issue a guarantee, (iv) except as provided in Section 6(d)(v) above, for the Company to engage the services of anyone, and (v) for the Company to arrange the defense or prosecution of any claim.

(f) Approval by all of the Members will be required (i) for the Company to merge, consolidate or otherwise combine with another entity, (ii) for the Company to make an assignment for the benefit of creditors or seek relief under any bankruptcy, insolvency or similar law, and (iii) for the Company to engage in any business other than that set forth in Section 4 above.

(g) In addition to the capital contributions provided in Section 5 above and revenues of the Company, the money to finance the business of the Company may be derived from (i) loans and extensions of credit to the Company from third parties permitted by this Agreement and (ii) Member Loans.

In order to satisfy the financial needs of the Company, Juneau may cause the Company to borrow from banks, lending institutions or other third parties, and to pledge Company properties to secure or provide for the payment of such loans in accordance with and within the amounts described in Section 6(d) above; and all the Members may cause the Company to borrow from banks, lending institutions or other third parties, and to pledge properties to secure or provide for the payment of such loans for amounts in excess of those described in Section 6(d) above.

If Juneau determines that additional funds are required, and unless the Company can borrow funds from third parties on terms and conditions reasonably acceptable to Juneau and/or the Members, with due regard being given to the particular needs of the Company, Juneau shall give written notice to all of the Members which notice shall state the amount of additional funds required and a date upon which the Members wishing to participate therein may make loans to the Company (“Member Loans”) in the amount of such additional funds. If there is more than one Member who desires to advance such funds to the Company, each such Member shall be entitled to advance such portion of the needed funds in proportion to the capital account (as of the date such Member Loans are required) of such Member bears to the aggregate capital accounts (as of the date such Member Loans are required) of all such Members desiring to so advance, or in such other proportions as they shall otherwise mutually agree upon. Member Loans made on or after the date hereof shall be made on such terms and conditions, including interest rates and maturity dates, as Juneau and/or the Members shall determine. Payment of interest and principal on Member Loans shall be made in accordance with these terms and as determined by Juneau and/or the Members.

(h) At the request of any Member, the Members will meet to discuss the business of the Company.

(i) The Members will record in writings signed by them their approvals, agreements, determinations and other actions under or in respect of this Agreement.

7. Compensation; Expenses.

(a) The Company will grant to Juneau or to those whom Juneau designates in writing, by an instrument substantially in the form of EXHIBIT 7(a) hereto, an overriding royalty of three and one-third percent (3-1/3%) of one hundred percent (100%) (proportionately reducible as provided in EXHIBIT 7(a)) burdening any oil, gas and/or mineral interest that the Company acquires.

(b) Except as expressly provided in this Agreement, the Members will not be entitled to compensation or reimbursement for their services to the Company or for the services of their employees to the Company. Further, the Members will cause their employees not to seek compensation from the Company, and each Member will indemnify the Company against and hold it harmless from (i) any claims for compensation by any of its employees, and (ii) any expenses (including, without limitation, legal fees) which the Company incurs in connection with any such claim.

(c) The Members will pay their own expenses (including, without limitation, legal fees) in connection with the preparation and negotiation of this Agreement.

8. Profits and Losses; Taxation.

(a) The Members will have the following interests in the profits of the Company:

SAM	33.33%
REX	32.30%
Juneau	25.00%
CGM II	9.37%
100.00%

The losses of the Company for any fiscal year will be shared by the Members in proportion to their capital accounts on the day before the last day of that fiscal year.

The capital accounts of the Members will be determined in accordance with the requirements of the Internal Revenue Code and the rules and regulations thereunder from time to time in effect (collectively called the “Code”).

(b) The profits and losses of the Company and items of income, gain, loss, deduction, expense, credit and similar items will be determined by the Company’s accountants in accordance with generally accepted accounting principles.

(c) The Company will be treated as a partnership for federal income tax purposes and, wherever possible, for state and local income tax purposes.

The Company will make the following elections for its first and subsequent tax years:

(i) to deduct currently, in accordance with the Code and the relevant provisions of state law, all intangible drilling and development costs with respect to drilling productive and non-productive wells and the preparation of wells for the production of hydrocarbons;

(ii) to recover the basis of recovery property using the maximum recovery rate permitted by the Code;

(iii) to deduct expenses of organizing the Company ratably over a sixty-month period in accordance with Section 709 of the Code.

The Company will make, all other elections required or permitted to be made by it under the Code or applicable state law in accordance with the written agreement of all of the Members.

The Company will elect Juneau the “tax matters Member” under and pursuant to the Code. Juneau will have authority to apply the provisions of this Agreement relating to the maintenance of capital accounts and the allocation of profits and losses and of each item of income, gain, loss and deduction of the Company so as to comply with Treasury Regulation Sections 1-704-1(b) and 1.704-2 from time to time in effect. In the event that Juneau determines that it is prudent to modify any allocations of profits or losses or items of income, gain, loss or deduction, or debits or credits, or the manner in which they are computed, in order to comply with said Treasury Regulations, then Juneau may make such modification provided that such modification will not have a material affect on the allocation of profits or losses or on cash or other property in kind that would otherwise be allocable or distributable to any Member pursuant to this Agreement had no such modification been made. Juneau will promptly notify the other Members of any modification that it makes under this paragraph and of the nature, extent and effect of the modification.

(d) If a Member transfers all or a part of its interest in the Company (see Section 13), the Company may - but will not be required to - elect to adjust the basis of the Company’s property in accordance with the provisions of the Internal Revenue Code from time to time in effect. The Company will make this election only in accordance with the written agreement of all of the Members.

(e) The Company and its Members will use their best efforts to cause the firm that audits the Company’s financial statements to sign the Company’s federal income tax return as preparer thereof. The Members will also use their best efforts to cause the Company to furnish the Members, within ninety (90) days after the close of the Company’s fiscal year, all information reasonably necessary for the Members to prepare their federal income tax returns.

9. Distributions.

(a) Except as provided in Section 15(b), distributions by the Company will be made to the Members in the same percentages as their interests in the profits of the Company.

(b) During each of its fiscal years the Company will set aside and maintain in a separate interest bearing account forty percent (40%) of the revenues it receives, as it receives them (the funds so set aside and the interest thereon are called the “Tax Reserve”). If the Members have taxable income from the Company for a fiscal year, the Company will distribute to the Members, from and to the extent of the Tax Reserve for that year, an amount equal to forty percent (40%) of the aggregate taxable income of the Members from the Company for that fiscal year. To the extent the Tax Reserve for any fiscal year is not distributed to the Members, it will be used for the general purposes of the Company.

(c) Except as provided above, the Company will make distributions to the Members only in accordance with the determination of all of the Members.

(d) The Company will not make distributions to the Members before 2001.

10. Bank Accounts.

(a) The Company will maintain bank accounts at such banks with such signatories having such authority as Members owning at least two-thirds (2/3) of the profits of the Company determine.

(b) Initially the Company will maintain its accounts at Bank One Corporation, 910 Travis Street, Sixth Floor, Houston, Texas, with the following signatories, each with single signature authority for any amounts John B. Juneau, Tony Ping and Kenneth Peak.

11. Books and Records; Financial Statements.

(a) Unless Members owning at least two-thirds (2/3) of the profits of the Company decide otherwise, Juneau will, without charge, keep the books and records of the Company and will prepare and furnish to the Members quarterly and annual balance sheets and profit and loss and cash flow statements and such other reports as Juneau deems appropriate.

(b) The Company will maintain its books and records on an accrual basis.

(c) The Company’s fiscal year will end on December 31, and its first fiscal year will end December 31, 2000.

(d) The Company will engage the services of an independent public accounting firm approved by all of the Members to audit the Company’s annual balance sheet and profit and loss statement.

(e) The Members may examine the books and records of the Company during normal hours.

12. Restrictions on the Activities of Members.

(a) Except for the business activities of Republic Exploration LLC, while the Company is in existence and for a period of one (1) year thereafter, Juneau and John B. Juneau will not - and John B. Juneau will cause any entity which he and/or his wife and/or any of his children, either directly or indirectly, control not to - without the approval of the other Members, (i) acquire any interest in any area covered by any of the Data, or (ii) exploit, participate in the recovery or exploitation of, derive any benefit from, or assist anyone also to recover or exploit or derive any benefit from any area covered by any of the Data.

(b) Except for the business activities of Republic Exploration LLC, while the Company is in existence and for a period of one (1) year thereafter, REX and Contango Energy will not - and Contango Energy will cause any entity which it, either directly or indirectly, controls not to - without the approval of the other Members, (i) acquire any interest in any area covered by any of the Data, or (ii) exploit, participate in the recovery or exploitation of, derive any benefit from, or assist anyone else to recover or exploit or derive any benefit from any area covered by any of the Data.

(c) Except for the business activities of Republic Exploration LLC, while the Company is in existence and for a period of one (1) year thereafter, CGM II and CGM GP, LLC, a Delaware limited liability company (“CGM GP”), will not – and CGM II and CGM GP will cause any entity which it, either directly or indirectly, controls not to – without the approval of the other Members, (i) acquire any interest in any area covered by any of the Data, or (ii) exploit, participate in the recovery or exploitation of, derive any benefit from, or assist anyone else to recover or exploit or derive any benefit from any area covered by any of the Data; but the restrictions of this Section 12(c) will only apply to areas with respect to which CGM II gains knowledge as a result of its membership in the Company.

(d) Control means the ability to control, or determine the management of an entity, whether by voting power or other means.

(e) While the Company is in existence and thereafter, SAM may engage in any activities it wishes.

13. Resignation, Expulsion, Assignment.

(a) A Member may not resign from the Company prior to its dissolution and winding up.

(b) A Member may not be expelled from the Company.

(c) Prior to the dissolution and winding up of the Company, a Member may not assign, transfer, encumber or otherwise dispose of all or a portion of its interest in the Company (including its interest in profits or losses) except for (i) transfers on the dissolution or death of a Member, but in either of these cases the transfer may only be to the shareholders, members or heirs, as the case may be, of the Member, and (ii) transfers approved by all of the Members other than the Member which is transferring its interest. Any assignment, transfer, encumbrance or other disposition of a Member’s interest in the Company in violation of the provisions of this Agreement will be null and void.

(d) A transferee (other than the Company) of all or a portion of a Member’s interest in the Company pursuant to the provisions of this Agreement is called a “Transferee”. A Transferee that is not a Member of the Company at the time of the transfer will, without further act, become and be a Member of the Company. A Transferee will be subject to the terms and provisions of this Agreement will be entitled to the rights and benefits of the transferor (a “Transferor”) to the extent of the interest transferred and will be subject to the obligations of the Transferor to the extent of the interest transferred) but a Transferee that is not a signatory to this Agreement at the time of the transfer will not be entitled to receive any distributions unless and until that Transferee executes this Agreement by signing an instrument in the form of EXHIBIT 13(d)-1 hereto. In addition, if a Member transfers all or a portion of its interest in the Company, all of the Members will enter into an amendment to this Agreement substantially in the form of EXHIBIT 13(d)-2, hereto reflecting the changes in the ownership of the profits and losses of the Company resulting from the transfer and any other matters to which the Members and the Transferee agree.

The Transferor and Transferee will agree between themselves as to the allocation between them of the profits and losses and items of income, gain, loss, deduction, expense, credit and similar items for the fiscal year in which the transfer occurs, and they will jointly advise the Company in writing of their allocation.

(e) The Company may not transfer or assign any of its rights under this Agreement, and any such transfer will be null and void.

14. Events of Bankruptcy. None of the events listed in Section 18-304 of the Act (EVENTS OF BANKRUPTCY) will result in a Member ceasing to be a member of the Company.

15. Dissolution.

(a) The Company will be dissolved and its affairs will be wound up upon the occurrence of any of the following: (i) approval by all of the Members, or (ii) the election of any Member (other than Juneau) made by written notice to the Company and the other Members at any time after the dissolution, of or cessation of business by Juneau or after the death of John B. Juneau or John B. Juneau’s ceasing to control Juneau including any incapacity that renders John B. Juneau incapable of controlling Juneau, or (iii) the election of any Member (other than REX) made by written notice to the Company and the other Members at any time after Contango’s ceasing to control REX, or (iv) the election of any Member (other than a Member in breach or default) made by written notice to the Company and the other Members within a period of one hundred twenty (120) days after (A) a Member materially breaches this Agreement or materially defaults in any of its obligations under this Agreement, and (B) the Member making the election becomes aware of the breach or default. The right to elect to dissolve the Company because of a breach or default is in addition to any other rights and remedies each Member has by reason of that breach or default.

Control means the ability to control or determine the management of an entity, whether, by voting power or other means.

Except as provided above, the dissolution or death of a Member or the occurrence of any other event which terminates the membership of a Member in the Company will not result in the dissolution and winding up of the Company.

(b) On the dissolution and winding up of the Company, after the obligations of the Company have been paid or provided for, the Company will distribute its remaining assets to the Members in the same percentages as their interests in the profits of the Company.

16. Indemnity.

(a) The Company will indemnify each of its Members against any claim, demand, liability, fine or expense (including, without limitation, reasonable legal fees and disbursements, court costs and the cost of appellate proceedings) arising out of any act or inaction by the Member done in good faith and reasonably believed by the Member to be in the best interests of the Company and provided, in the case of any fine, that the Member had no reasonable cause to believe its conduct was unlawful.

(b) The Company will, to the extent approved by all of the Members other than the one seeking indemnity, pay the expenses of the Member seeking indemnity in advance of the final disposition of the matter upon receipt of an undertaking from that Member satisfactory to those Members to repay the amount advanced if it is ultimately determined that the Member seeking indemnity is not entitled to indemnification. The Members required to approve the payment of these expenses will grant such approval (i) if they determine that the Member seeking indemnity will, in fact, be entitled to indemnity under Section 16(a), and (ii) to the extent that they determine that the payment of those expenses will not jeopardize the Company.

(c) Each Member will indemnify each other Member against any liability and any loss, damage or expense (including, without limitation, reasonable legal fees and disbursements, court costs and the cost of appellate proceedings) arising out of any claim by a third party against the indemnitee because of any act or inaction by the indemnitee which does not constitute negligence, gross negligence, willful misconduct, malfeasance, a breach of duty, or other wrongdoing - but only to the extent that the Company does not perform its obligation to the indemnitee under Section 16(a), and then only for a portion of the Company’s unperformed obligation equal to the product of such unperformed obligation and the indemnitor’s percentage interest in the profits of the Company at the time of the occurrence giving rise to the indemnification.

(d) No Member will incur liability to any other Member, and no Member will have a claim against any other Member, because of an error or mistake in judgment made in good faith and in what the Member believed to be in the best interests of the Company.

(e) No Member will have any liability to the Company or any other Member with respect to any deficit in its capital account.

17. Amendment; Admission of New Members.

(a) This Agreement may be amended only by an instrument in writing signed by all of the Members.

(b) The Certificate may be amended only by an instrument in writing signed by all of the Members.

(c) Except as provided in Section 13 (transfers of interests in the Company), a person may not become a member in the Company unless that person’s admission is approved by all of the Members as evidenced by an amendment to this Agreement signed by all of the Members and by that person.

18. Waiver. The Company and each Member of the Company may not waive any of its rights or any obligation of another or any provision of this Agreement except by an instrument in writing signed by the party issuing the waiver.

19. Severability. If any provision of this Agreement or the application of any such provision to any individual, corporation or other entity or to any circumstance is held invalid, the remainder of this Agreement, and the application of such provision other than to the extent it is held invalid, will not be invalidated or affected thereby.

20. Governing Law; Submission to Jurisdiction. This Agreement and the rights and obligations of the Members of the Company will be governed by and construed in accordance with the law of the State of Delaware. For purposes of any proceeding involving this Agreement or any of the rights or obligations of any of the Members, each Member hereby submits to the non-exclusive jurisdiction of the courts of the State of Delaware, and agrees not to raise and waives any objection to or defense based upon the venue of any such court or based upon forum non conveniens. Each Member and the Company agree not to bring any action or other proceeding with respect to this Agreement or the Company or with respect to any of the rights or obligations of any of the Members of the Company in any other court unless such courts of the State of Delaware determine that they do not have jurisdiction in the matter.

21. Entire Agreement. This Agreement contains the entire agreement of the parties with respect to the subject matter hereof, and it supersedes all prior understandings and agreements, whether written or oral, and all prior dealings of the parties with respect to the subject matter hereof.

22. Execution by the Company. By executing this Agreement, the Company agrees to abide by and to be bound by all of the terms of this Agreement.

23. Section Headings. Section headings are for reference purposes only and will not in any way affect the meaning or interpretation of any provision of this Agreement.

[Signature Page to Follow]

IN WITNESS WHEREOF, the Members have executed this Agreement as of the day and year first written above.

SAM GROUP (DELAWARE) INCORPORATED

By:	/s/ Marc Lawrence
Name:	Marc Lawrence
Title:	Sr. Vice President

JUNEAU EXPLORATION, L.P.

By:	/s/ John B. Juneau
Name:	John B. Juneau
Title:	General Partner

CGM II, LP

By:	CGM GP, LLC, General Partner

	By:	/s/ Timothy J. Detmering
	Name:	Timothy J. Detmering
	Title:	Manager

REX OFFSHORE CORPORATION

By:	/s/ Kenneth R. Peak
Name:	Kenneth R. Peak
Title:	President and CEO

Signature Page to Amended and Restated LLC Agreement

ACKNOWLEDGED AND AGREED:

REPUBLIC EXPLORATION LLC

By:	Juneau Exploration, L.P.

By:	/s/ John B. Juneau
Name:	John B. Juneau
Title:	General Partner

ACKNOWLEDGED AND AGREED:

FAIRFIELD INDUSTRIES INCORPORATED

By:	/s/ Marc Lawrence
Name:	Marc Lawrence
Title:	Senior Vice President

Signature Page to Amended and Restated LLC Agreement

To induce SAM, CGM II and REX to enter into this Agreement, and in consideration thereof, the undersigned, John B. Juneau, agrees to the provisions of Section 12 of this Agreement and agrees to abide by and perform those provisions that apply to him.

John B. Juneau confirms to the Company, SAM, CGM II and REX that he controls Juneau. John B. Juneau will notify the Company and its Members if he ceases to control Juneau.

/s/ John B. Juneau
John B. Juneau

To induce SAM, Juneau and CGM II to enter into this Agreement, and in consideration thereof, the undersigned, Contango Energy agrees to the provisions of Section 12 of this Agreement and agrees to abide by and perform those provisions that apply to it.

Contango Energy confirms to the Company, SAM, Juneau and CGM II that it controls REX. Contango Energy will notify the Company and its Members if it ceases to control REX.

CONTANGO ENERGY COMPANY

By:	/s/ Kenneth R. Peak
Name:	Kenneth R. Peak
Title:	Chairman

To induce SAM, REX and Juneau to enter into the foregoing Agreement, and in consideration thereof, the undersigned, CGM GP, agrees to the provisions of Section 12 of this Agreement and agrees to abide by and perform those provisions that apply to it.

CGM GP confirms to the Company, SAM, REX and Juneau that it controls CGM II. CGM GP will notify the Company and its Members if it ceases to control CGM II.

CGM GP, LLC

By:	/s/ Timothy J. Detmering
Name:	Timothy J. Detmering
Title:	Manager

Signature Page to Amended and Restated LLC Agreement

EXHIBIT A

EXHIBIT 5(a)-1

Limited Liability Company Agreement

Republic Exploration, LLC

Data to be contributed by Fairfield, covering the area depicted in red on the attached map, will be provided to Company in the following formats:

Product A:

a.	DLT or 8mm Tape(s) of Preserved Amplitude 3D Post-Stack Time Migrated Data Volume (55’ in-line x 55’ cross-line bin spacing) in SEG-Y Format

b.	DLT or 8mm Tape(s) of AGC 3D Post-Stack Time Migrated Data Volume in SEG-Y Format

c.	1”=2000’ Blackline Print of 3D Bin Center Position Map

Product B

Fairfield will provide Company with pro-stack time migrated data (110’ in-line x 165’ cross-line bin spacing), in-line migrated gathers, all in-line offset stacks, in-line near angle stacks and in-line far angle stacks on DLT or 8mm Tape(s) in SEG-Y Format.

Data in Product A format covers the entire area depicted in red on the attached map.

Data in Product B format presently covers only a portion of that area.

EXHIBIT 5(a)-2

Procedures

The Company may permit third parties to view, and only to view, the Data, but only in an environment whereby such third parties are not able to make copies or otherwise acquire a knowledge of the Data comparable to having a copy thereof, and only for the purpose of the third party’s determining whether to enter into a farmout, operating agreement, acreage trade, joint bidding agreement, or other arrangement with the Company for the joint exploration or development of particular geographical areas, or whether to purchase or provide financing with respect to any of those areas or verifying the hydrocarbon reserves of any of those areas, and only if prior to viewing any Data, the third party executes an agreement pursuant to which that third party agrees not to use any of the Data for any other purpose and to maintain the Data in the strictest confidence and not to disclose any of the Data to anyone else. The Company will furnish Fairfield with copies of these agreements upon request. The Company will not permit any third party to view the Data, whether in a single viewing session or in more than one viewing session, for more than 6 hours in the aggregate for all viewing sessions in respect of any one geophysical prospect. The Company will not give the third party a copy of any of the Data or any portion thereof. In addition to the foregoing, the Company will prevent third parties to which it discloses any Data from confirming a prospect by independently working the Data or identifying the location of the prospect unless such third party has a license from Fairfield to the Data covering the prospect.

The Company may disclose any result or product derived from any processing, interpretation or other use of the Data by the Company (all such results and products called “Data Products”) to the Minerals Management Service, an agency of the United States government (“MMS”), if required by applicable law; provided that the Company discloses no more of the Data Products than required and gives Fairfield written notice before delivering the Data Products to the MMS. The written notice must contain a detailed description of Data Products disclosed, exact coordinates of the data volume, and date of disclosure. Fairfield, not the Company, will disclose any other Data required to be disclosed to the MMS.

Pursuant to regulations (30 CFR Parts 250 and 251) effective January 23, 1998 issued by MMS, Fairfield notifies the Company, and the Company acknowledges, that by the license of geological and/or geophysical Data from Fairfield, the Company assumes the obligations under 30 CFR Section 251.11 and/or 251.12, as the case may be, as the same may from time to time be amended. The provisions of this paragraph do not limit or supersede the provisions of the foregoing paragraph.

EXHIBIT 5(c)

Leases and Capital Account

EXHIBIT 7(a)

Overriding Royalty Designation

ASSIGNMENT OF OVERRIDING ROYALTY INTEREST

For OCS lands:
OUTER CONTINENTAL SHELF	§
	§	ss.		KNOW ALL MEN BY THESE PRESENTS:
OFFSHORE	§
—or—

For state waters/fee lands:
STATE OF	§
	§	ss.		KNOW ALL MEN BY THESE PRESENTS:
COUNTY/PARISH	§

That the undersigned, Republic Exploration, LLC whose address is 3700 Buffalo Speedway, Suite 925, Houston, Texas 77098 (hereinafter referred to as “Assignor”), for and in consideration of the sum of One Hundred Dollars ($100.00) and other good and valuable consideration, in hand paid by Assignee, the receipt and sufficiency of which is hereby acknowledged, effective as of         , 20    , at 7:00 a.m., CT, does hereby GRANT, BARGAIN, SELL, ASSIGN and CONVEY unto the following named parties (hereinafter collectively referred to as “Assignee”) an overriding royalty interest of three and one-third percent of one hundred percent (3  1/ 3% of 100%), to be allocated among the following named parties in the shares set forth opposite their respective names, in and to the production from or allocable to each of the oil, gas and mineral leases described in Exhibit “A” attached hereto and made a part hereof, insofar as each said oil, gas and mineral lease covers the lands and rights described therein (hereinafter collectively referred to as “Lease,” whether one or more):

ASSIGNEE	OVERRIDING ROYALTY INTEREST ASSIGNED
Total	3- 1/3%

The overriding royalty interest assigned herein (“ORRI”) is subject to the following terms, provisions and conditions:

1. The ORRI, as to each Lease, shall be calculated based upon the percentage interests described above, and in calculating the interests of Assignee, such percentages shall be multiplied by the volumes of the oil, gas, distillate, condensate, casinghead gas and other liquid and vaporous hydrocarbons (collectively, “Hydrocarbons”) produced, saved and sold from or allocable to any Lease, or lands unitized or pooled therewith, under the terms of such Lease and any renewal or extension thereof acquired by Assignor or its successors and assigns within one (1) year of the expiration, termination or relinquishment of the original Lease. The ORRI conveyed herein shall be calculated and paid in the same manner and subject to the same terms and conditions as the lessor’s royalty under the Lease. The Lease may be amended by the owner thereof, from time to time, without the joinder of Assignee.

2. If Assignor owns less than the entire working interest in the Lease, or any portion thereof, or if any lessor of the Lease owned (at the time the Lease was made) less than the entire fee simple mineral estate in all or any portion of the lands covered thereby, whether said lesser interest is specified in the Lease or not, or if for any reason title should fail as to all or part of the leasehold interest owned by Assignor, then the ORRI herein assigned to Assignee with respect to such Lease shall be reduced proportionately.

3. The ORRI of Assignee in any Lease may be pooled and unitized in the same manner and under the same and identical terms, conditions and provisions as the lessors’ royalty may be pooled and unitized under the terms of the Lease to which such ORRI is applicable.

4. It is expressly provided that no ORRI shall be paid nor shall accrue upon any Hydrocarbons used for operating, development or production purposes upon the lands covered by a Lease, or that portion of any Hydrocarbons returned to the lands covered by a Lease for operating, development or production purposes or upon that portion of Hydrocarbons which is unavoidably lost.

5. No obligations, either express or implied, shall arise by reason of this assignment by Assignor which shall obligate Assignor to keep, drill, produce, operate and/or maintain the Lease in force and effect either by the payment of rentals, compensatory royalties or other payments, or by the drilling of any wells upon the lands covered by the Lease. It being expressly understood that Assignee is to receive said ORRI in such production only out of the Hydrocarbons if, as and when produced, saved and marketed at the sole will of Assignor from said lands under the terms and provisions of the Lease, and Assignor may release the Lease, or any part thereof, or permit the Lease, or any part thereof, to revert or terminate at will and without liability to Assignee.

6. In the event Assignor assigns or subleases all or any part of Assignor’s interest in the Lease, such assignment or sublease shall be subject to the ORRI assigned herein.

TO HAVE AND TO HOLD all and singular the ORRI herein conveyed unto Assignee and Assignee’s respective heirs, successors and assigns forever, subject to the terms and conditions hereof and the terms, covenants and provisions of the Lease. Assignor hereby binds Assignor and Assignor’s successors and assigns to warrant and defend the title to such ORRI unto Assignee and Assignee’s heirs, successors and assigns against every person lawfully claiming or to claim the same, or any part thereof, by, through and under Assignor but not otherwise.

All of the terms, provisions, covenants and agreements herein contained shall extend to and be binding upon the parties hereto and their respective successors in title, assigns and/or heirs.

IN WITNESS WHEREOF, this instrument is executed by Assignor this      day of         ,         .

(For LA lands only)	REPUBLIC EXPLORATION, LLC
WITNESSES:

By:

(For LA lands)
STATE OF TEXAS	§
§
COUNTY OF MONTGOMERY	§

On this      day of         ,         , before me, the undersigned authority, appeared                     , to me personally known, who being by me duly sworn, did say that he is the                      of Republic Exploration, LLC, a Delaware limited liability company, and that said instrument was signed on behalf of said company, and said                      acknowledged said instrument to be the free act and deed of said company.

In witness whereof I hereunto set my hand and official seal this      day of         ,         .

My Commission Expires:
Notary Public in and for the State of Texas

—or—

(For TX lands)
STATE OF TEXAS	§
§
COUNTY OF MONTGOMERY	§

This instrument was acknowledged before me on the      day of         ,         , by                     , the                      of Republic Exploration, LLC, a Delaware limited liability company, on behalf of said company.

My Commission Expires:
Notary Public in and for the State of Texas

EXHIBIT 13(d)-1

Transfer Instrument

Republic Exploration LLC

Execution of Limited Liability Company Agreement

The undersigned,                                 , transferee of (a portion of) the interest of                      in Republic Exploration LLC, a Delaware limited liability company, by signing this instrument executes the Limited Liability Company Agreement dated                     , 2008 among SAM Group (Delaware) Incorporated, Juneau Exploration, L.P., CGM II, and REX Offshore Corporation, as the same may have been amended, hereby acknowledging acceptance by the undersigned of all of the terms and provisions of that Agreement.

Dated:

(SIGNATURE)

EXHIBIT 13(d)-2

Amendment

Republic Exploration LLC

The undersigned, being all the members of Republic Exploration LLC, a limited liability company formed under the laws of the State of Delaware, hereby amend, effective                     , the limited liability agreement of the Company dated                     , as said agreement may have been amended (the “Agreement”), as follows:

1.	Section 8(a) is amended in its entirety to read as follows:

(a) The Members will have the following interests in the profits and losses of the Company.

NAME	INTEREST

2.	As hereinabove amended, the Agreement will remain in full force and effect.

Dated:

(SIGNATURES)